Exhibit 10.3

FIRST AMENDMENT TO SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This First Amendment to the Severance and Change in Control Agreement, by and between Material Sciences Corporation, a Delaware corporation (the “Company”), and                                          (the “Executive,” and this amendment, the “Amendment”) is executed as of the      day of January, 2014, (the “Effective Date”) by and between the Company and the Executive.

RECITALS:

A. Effective July 1, 2011, the Company and the Executive entered into a Severance and Change in Control Agreement by and between the Company and the Executive (the “Agreement”).

B. The board of directors of the Company (the “Board”) wishes to revise how the amount of certain severance payments provided for in the Agreement are calculated in the event of a termination of the Executive.

C. The Compensation, Organization and Corporate Governance Committee of the Board has considered and approved such revision.

D. The Board has expressly approved the taking of all further actions and the execution of all further agreements, documents, certificates and undertakings as shall be necessary, appropriate or convenient to carry into effect or to facilitate such revision.

E. All capitalized terms not otherwise defined herein, shall have the meanings ascribed to them by the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings hereinafter set forth, the parties hereto agree as follows:

1. Definition of Compensation. The first paragraph of the definition of “Compensation” contained in Paragraph 1 of the Agreement is deleted in its entirety and replaced with the following:

“Compensation” means the sum of (i) the greater of the Executive’s annual rate of salary as of (a) the date or event upon which the amount of Compensation is being determined, or (b) the date that is thirty days prior to the date of a Change in Control, plus (ii) the greater of (x) cash amount paid or earned by the Executive under the MIP for the most recently completed fiscal year preceding the date or event upon which the amount of Compensation is being determined, or (y) the amount earned during the current fiscal year, but not yet paid, in which the triggering event takes place.

2. Entire Agreement. This Amendment and the Agreement contain the entire understanding between the Company and the Executive with respect to the subject matter hereof and supersedes any prior severance or retention agreement or plan between the Company and the Executive.

3. Headings. Paragraph headings contained in this Amendment are included solely for convenience of reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Amendment.

4. Governing Law. This Amendment and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of Illinois without giving effect to the choice of law provisions in effect in such State.

5. Successors. This Amendment shall be binding upon, and the benefits hereof shall inure to, the parties hereto and their respective heirs, representatives, successors and assigns.

6. Conflict. In the event of a conflict between the provisions of this Amendment and the Agreement, the provisions of this Amendment shall govern.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed, and the Executive has executed this Amendment, as of the Effective Date.

MATERIAL SCIENCES CORPORATION

By:

By:
[Executive]